Exhibit 99

Dollar General Reports Second Quarter 2016 Financial Results

  Net Sales Increased 5.8%; Same-Store Sales Increased 0.7%
  Diluted Earnings Per Share Increased 14% to $1.08; Year to Date Through the Second Quarter, Diluted Earnings Per Share Increased 18% to $2.11
  Cash From Operations Increased 36% Year to Date Through the Second Quarter
  $597 Million of Capital Returned to Shareholders Year to Date Through the Second Quarter
  Board of Directors Approves Incremental $1.0 Billion Share Repurchase Authorization; Declares Third Quarter 2016 Dividend
  Confirms 2016 Full Year Diluted EPS Guidance of 10% to 15% Growth

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--August 25, 2016--Dollar General Corporation (NYSE: DG) today reported financial results for its fiscal 2016 second quarter (13 weeks) ended July 29, 2016.

“We are pleased with our 2016 second quarter diluted earnings per share growth of 14 percent over the 2015 second quarter, although our same-store sales performance fell short of our expectations. Retail food deflation and a reduction in both SNAP participation rates and benefit levels, coupled with unseasonably mild spring weather, proved to be stronger than expected headwinds to our business. The competitive environment also intensified in select regions of the country. Importantly, even amidst a challenging sales environment, we effectively managed our gross profit margin and leveraged our selling, general and administrative expense as a percent of sales,” said Todd Vasos, Dollar General’s chief executive officer.

“For the second half of the year, we have action plans across both merchandising and store operations intended to drive same-store sales while maintaining strict expense control discipline. Looking ahead, we remain focused on our long-term strategy to invest for growth while also returning cash to shareholders through consistent share repurchases and anticipated quarterly dividends.”

Second Quarter 2016 Highlights

The Company’s net income was $307 million, or $1.08 per diluted share, in the 2016 second quarter, compared to net income of $282 million, or $0.95 per diluted share, in the 2015 second quarter.

Net sales increased 5.8 percent to $5.39 billion in the 2016 second quarter compared to $5.10 billion in the 2015 second quarter. Same-store sales increased 0.7 percent driven primarily by an increase in average transaction amount offset by a decline in traffic. Same-store sales increases were driven by positive results in the consumables category accompanied by results in the seasonal category that were flat when compared to the 2015 second quarter, offset by negative results in the apparel and home categories. The net sales increase was also positively affected by sales from new stores, modestly offset by sales from closed stores.

Gross profit, as a percentage of net sales, was 31.2 percent in the 2016 second quarter, an increase of 2 basis points from the 2015 second quarter. The gross profit rate increase was primarily attributable to higher initial inventory markups and lower transportation costs, partially offset by higher markdowns, a greater proportion of sales of consumables merchandise, which have a lower gross profit rate than non-consumables merchandise, and increased inventory shrink.

Selling, general and administrative expense (“SG&A”) as a percentage of net sales was 21.7 percent in the 2016 second quarter compared to 21.8 percent in the 2015 second quarter, a decrease of 8 basis points. The SG&A decrease was primarily attributable to lower administrative payroll, advertising, and incentive compensation expenses. Partially offsetting these items were retail labor and occupancy costs, each of which increased at a rate greater than the increase in net sales.

The effective income tax rate was 36.8 percent for the 2016 second quarter compared to a rate of 38.0 percent for the 2015 second quarter. The effective income tax rate was lower in the 2016 second quarter due primarily to the recognition of additional amounts of the Work Opportunity Tax Credit (“WOTC”) in the 2016 second quarter. The December 2015 reenactment of the WOTC allowed the Company to receive credits for eligible employees hired during the second quarter of 2016. By comparison, in the 2015 second quarter, only a limited number of employees (hired on or before December 31, 2014) were eligible for the credit.

26-Week Period Highlights

For the 2016 26-week period, net sales increased 6.4 percent over the comparable 2015 period to $10.7 billion. Same-store sales increased 1.4 percent. Increases in customer traffic and average transaction amount contributed to the increase in same-store sales. The remainder of the net sales increase was attributable to new stores, modestly offset by closed stores.

Gross profit increased by 6.7 percent and, as a percentage of net sales, increased by 9 basis points to 30.9 percent in the 2016 26-week period compared to the 2015 period. The gross profit rate increase in the 2016 period as compared to the 2015 period was primarily attributable to higher initial inventory markups and lower transportation costs, partially offset by higher markdowns, a greater proportion of sales of consumables merchandise, which have a lower gross profit rate than non-consumables merchandise, and increased inventory shrink.

SG&A was 21.6 percent of net sales in the 2016 period compared to 21.8 percent in the 2015 period, a decrease of 18 basis points. The SG&A decrease was primarily attributable to lower administrative payroll, utilities, advertising and incentive compensation expenses. Partially offsetting these items were retail labor and occupancy costs, each of which increased at a rate greater than the increase in net sales.

The effective income tax rate for the 2016 period was 36.1 percent compared to a rate of 37.8 percent for the 2015 period. The effective income tax rate was lower in the 2016 first half due primarily to the Company’s early adoption of an amended accounting standard for employee share-based payments and the recognition of additional amounts of the WOTC in the 2016 first half. The December 2015 reenactment of the WOTC allowed the Company to receive credits for eligible employees hired during the first half of 2016. By comparison, in the first half of 2015, only a limited number of employees (hired on or before December 31, 2014) were eligible for the credit.

For the 2016 26-week period, the Company reported net income of $602 million, or $2.11 per diluted share, compared to net income of $536 million, or $1.79 per diluted share, for the 26-week 2015 period, an increase in diluted EPS of 18%.

Merchandise Inventories

As of July 29, 2016, total merchandise inventories, at cost, were $3.27 billion compared to $3.03 billion as of July 31, 2015, an increase of 1.6 percent on a per-store basis.

Capital Expenditures

During the 2016 26-week period, the Company opened 510 new stores and remodeled or relocated 594 stores. Total additions to property and equipment in the 2016 26-week period were $268 million, including: $81 million for distribution and transportation-related capital expenditures; $77 million for improvements, upgrades, remodels and relocations of existing stores; $55 million related to new leased stores, primarily for leasehold improvements, fixtures and equipment; $37 million for stores purchased or built by the Company; and $14 million for information systems upgrades and technology-related projects.

Share Repurchases

During the 2016 second quarter, the Company repurchased 2.5 million shares of its common stock under its share repurchase program at an average price of $88.55 per share. For the 2016 26-week period, the Company repurchased 5.2 million shares of its common stock under the share repurchase program at an average price of $86.61 per share. Since the inception of the share repurchase program in December 2011 through the end of the 2016 second quarter, the Company has repurchased 67.3 million shares totaling $4.0 billion, at an average price of $59.93 per share.

On August 24, 2016, the Board of Directors authorized an additional $1.0 billion for share repurchases, increasing the total authorization for future repurchases to approximately $1.4 billion. The authorization has no expiration date.

Dividend

On August 24, 2016, the Board of Directors declared its regular quarterly cash dividend of $0.25 per share on the Company’s common stock. The third quarter dividend will be payable on September 28, 2016 to shareholders of record at the close of business on September 14, 2016.

Financial Outlook

On March 10, 2016, the Company stated that it intended to update its diluted EPS guidance for the 53-weeks ending February 3, 2017 (“fiscal 2016”) only if the Company no longer reasonably expects diluted EPS to fall within the 10 percent to 15 percent range outlined in the long-term growth model included in its press release issued on that date. The Company continues to forecast diluted EPS for fiscal 2016 within this range of 10 percent to 15 percent. Additionally, capital expenditures for fiscal 2016 are now expected to be in the range of $580 million to $630 million to reflect the purchase of 42 Walmart Express stores, compared to the prior forecast of $550 million to $600 million. The Company does not intend, and specifically disclaims any duty, to update its dollar range for expected fiscal 2016 capital expenditures unless otherwise required by applicable securities laws.

As stated in the March 10, 2016 press release, the Company does not intend, and specifically disclaims any duty, to update its expectations regarding where in the range of guidance fiscal 2016 net sales, same-store sales or diluted EPS may fall, or to update any component of the growth model outlined in that press release, other than diluted EPS range as specified herein. However, the Company does intend to discuss square footage growth from time to time.

The Company continues to use the long-term growth model outlined in its March 10, 2016 press release in discussions of its business, and by doing so the Company does not undertake to update any portion of the growth model except as specified herein.

Conference Call Information

The Company will hold a conference call on Thursday, August 25, 2016 at 9:00 a.m. CT/10:00 a.m. ET, hosted by Todd Vasos, chief executive officer, and John Garratt, chief financial officer. If you wish to participate, please call (855) 576-2641 at least 10 minutes before the conference call is scheduled to begin. The conference ID is 53436019. The call will also be broadcast live online at www.dollargeneral.com under “Investor Information, Conference Calls and Investor Events.” A replay of the conference call will be available through Tuesday, September 8, 2016, and will be accessible online or by calling (855) 859-2056. The conference ID for the replay is 53436019.

Forward-Looking Statements

This press release contains forward-looking information, including statements regarding the Company’s outlook, plans and intentions, including, but not limited to, statements made within the quotations of Mr. Vasos and in the section entitled “Financial Outlook”. A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “outlook,” “may,” “should,” “could,” “will,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “forecast,” “confident,” “opportunities,” “goal,” “prospect,” “positioned,” “accelerate,” “intend,” “committed,” “continue,” “looking ahead,” “going forward,” “focused on,” or “will likely result,” and similar expressions that concern the Company’s strategy, plans, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that which the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts as of the date of this release, which are based on many detailed assumptions that the Company believes are reasonable. However, it is very difficult to predict the effect of known factors on the Company’s future results, and the Company cannot anticipate all factors that could affect future results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

  economic conditions, including their effect on employment levels, consumer demand, disposable income, credit availability and spending patterns, inflation, commodity prices, fuel prices, interest rates, exchange rate fluctuations and the cost of goods;
  failure to successfully execute the Company’s strategies and initiatives, including those relating to merchandising, sourcing, customer segmentation, shrink, private brand, distribution and transportation, store operations, store formats, budgeting and expense reduction, and real estate;
  failure to open, relocate and remodel stores profitably and on schedule, as well as failure of the Company’s new store base to achieve sales and operating levels consistent with the Company’s expectations;
  levels of inventory shrinkage;
  effective response to competitive pressures and changes in the competitive environment and the markets where the Company operates, including consolidation;

  the Company’s level of success in gaining and maintaining broad market acceptance of its private brands;
  disruptions, unanticipated or unusual expenses or operational failures in the Company’s supply chain including, without limitation, a decrease in transportation capacity for overseas shipments, increases in transportation costs (including increased fuel costs and carrier rates or driver wages), work stoppages or other labor disruptions that could impede the receipt of merchandise, or delays in constructing or opening new distribution centers;
  risks and challenges associated with sourcing merchandise from suppliers, including, but not limited to, those related to international trade;
  unfavorable publicity or consumer perception of the Company’s products, including, but not limited to, related product liability and food safety claims;
  the impact of changes in or noncompliance with governmental laws and regulations (including, but not limited to, environmental compliance, product safety, food safety, information security and privacy, and labor and employment laws, as well as tax laws, the interpretation of existing tax laws, or the Company’s failure to sustain its reporting positions negatively affecting the Company’s tax rate) and developments in or outcomes of private actions, class actions, administrative proceedings, regulatory actions or other litigation;
  natural disasters, unusual weather conditions, pandemic outbreaks, terrorist acts and geo-political events;
  damage or interruption to the Company’s information systems or failure of technology initiatives to deliver desired or timely results;
  ability to attract and retain qualified employees, while controlling labor costs (including effects of regulatory changes related to overtime exemption under Fair Labor Standards Act once implemented) and other labor issues;
  the Company’s loss of key personnel, inability to hire additional qualified personnel or disruption of executive management as a result of retirements or transitions;
  failure to successfully manage inventory balances;
  seasonality of the Company’s business;
  incurrence of material uninsured losses, excessive insurance costs or accident costs;
  failure to maintain the security of information that the Company holds, whether as a result of a data security breach or otherwise;
  deterioration in market conditions, including market disruptions, limited liquidity and interest rate fluctuations, or a lowering of the Company’s credit ratings;
  new accounting guidance, or changes in the interpretation or application of existing guidance, such as changes to lease accounting guidance;
  the factors disclosed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K; and
  such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law or as set forth under “Financial Outlook” herein. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for over 75 years. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at low everyday prices in convenient neighborhood locations. Dollar General operated 13,000 stores in 43 states as of August 13, 2016. In addition to high quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Clorox, Energizer, Procter & Gamble, Hanes, Coca-Cola, Mars, Unilever, Nestle, Kimberly-Clark, Kellogg's, General Mills, and PepsiCo. For more information on Dollar General, please visit www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	July 29	July 31	January 29
	2016	2015	2016
ASSETS
Current assets:
Cash and cash equivalents	$185,033	$180,525	$157,947
Merchandise inventories	3,270,685	3,029,731	3,074,153
Income taxes receivable	22,985	14,646	6,843
Prepaid expenses and other current assets	229,348	199,945	193,467
Total current assets	3,708,051	3,424,847	3,432,410
Net property and equipment	2,349,119	2,195,857	2,264,062
Goodwill	4,338,589	4,338,589	4,338,589
Other intangible assets, net	1,200,816	1,201,241	1,200,994
Other assets, net	20,795	21,141	21,830
Total assets	$11,617,370	$11,181,675	$11,257,885

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$501,548	$101,335	$1,379
Accounts payable	1,720,772	1,536,610	1,494,225
Accrued expenses and other	474,426	443,164	467,122
Income taxes payable	22,660	41,348	32,870
Total current liabilities	2,719,406	2,122,457	1,995,596
Long-term obligations	2,556,464	2,748,274	2,969,175
Deferred income taxes	647,372	610,390	639,955
Other liabilities	280,767	281,620	275,283
Total liabilities	6,204,009	5,762,741	5,880,009

Commitments and contingencies

Shareholders' equity:
Preferred stock	-	-	-
Common stock	246,983	257,968	250,855
Additional paid-in capital	3,136,683	3,085,637	3,107,283
Retained earnings	2,035,101	2,081,543	2,025,545
Accumulated other comprehensive loss	(5,406)	(6,214)	(5,807)
Total shareholders' equity	5,413,361	5,418,934	5,377,876
Total liabilities and shareholders' equity	$11,617,370	$11,181,675	$11,257,885

Note: Certain financial disclosures relating to prior periods have been reclassified to conform to the current year presentation where applicable.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter (13 Weeks) Ended
	July 29	% of Net	July 31	% of Net
	2016	Sales	2015	Sales
Net sales	$5,391,891	100.00%	$5,095,904	100.00%
Cost of goods sold	3,710,124	68.81	3,507,749	68.83
Gross profit	1,681,767	31.19	1,588,155	31.17
Selling, general and administrative expenses	1,172,670	21.75	1,112,343	21.83
Operating profit	509,097	9.44	475,812	9.34
Interest expense	24,352	0.45	20,699	0.41
Income before income taxes	484,745	8.99	455,113	8.93
Income tax expense	178,227	3.31	172,764	3.39
Net income	$306,518	5.68%	$282,349	5.54%

Earnings per share:
Basic	$1.08		$0.95
Diluted	$1.08		$0.95
Weighted average shares outstanding:
Basic	283,130		295,679
Diluted	284,116		296,528

	For the 26 Weeks Ended
	July 29	% of Net	July 31	% of Net
	2016	Sales	2015	Sales
Net sales	$10,657,323	100.00%	$10,014,576	100.00%
Cost of goods sold	7,362,942	69.09	6,927,716	69.18
Gross profit	3,294,381	30.91	3,086,860	30.82
Selling, general and administrative expenses	2,304,541	21.62	2,182,854	21.80
Operating profit	989,840	9.29	904,006	9.03
Interest expense	48,433	0.45	42,275	0.42
Income before income taxes	941,407	8.83	861,731	8.60
Income tax expense	339,765	3.19	326,147	3.26
Net income	$601,642	5.65%	$535,584	5.35%

Earnings per share:
Basic	$2.11		$1.79
Diluted	$2.11		$1.79
Weighted average shares outstanding:
Basic	284,508		298,440
Diluted	285,547		299,308

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the 26 Weeks Ended
	July 29	July 31
	2016	2015
Cash flows from operating activities:
Net income	$601,642	$535,584
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	186,942	174,734
Deferred income taxes	7,159	(32,680)
Noncash share-based compensation	19,488	19,642
Other noncash (gains) and losses	2,081	7,734
Change in operating assets and liabilities:
Merchandise inventories	(191,682)	(246,793)
Prepaid expenses and other current assets	(34,535)	(30,754)
Accounts payable	213,767	133,615
Accrued expenses and other liabilities	15,135	29,237
Income taxes	(26,352)	(4,769)
Other	(311)	(569)
Net cash provided by (used in) operating activities	793,334	584,981

Cash flows from investing activities:
Purchases of property and equipment	(267,812)	(247,051)
Proceeds from sales of property and equipment	2,426	257
Net cash provided by (used in) investing activities	(265,386)	(246,794)

Cash flows from financing activities:
Repayments of long-term obligations	(816)	(50,605)
Borrowings under revolving credit facilities	1,583,000	445,100
Repayments of borrowings under revolving credit facilities	(1,497,000)	(272,100)
Repurchases of common stock	(454,508)	(734,334)
Payments of cash dividends	(142,161)	(131,204)
Other equity and related transactions	10,623	5,658
Net cash provided by (used in) financing activities	(500,862)	(737,485)

Net increase (decrease) in cash and cash equivalents	27,086	(399,298)
Cash and cash equivalents, beginning of period	157,947	579,823
Cash and cash equivalents, end of period	$185,033	$180,525

Supplemental cash flow information:
Cash paid for:
Interest	$44,581	$39,539
Income taxes	$359,202	$363,204
Supplemental schedule of non-cash investing and financing activities:
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$44,800	$46,427

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter (13 Weeks) Ended
	July 29	July 31
	2016	2015	% Change
Consumables	$4,116,450	$3,867,635	6.4%
Seasonal	673,953	642,525	4.9%
Home products	315,598	304,305	3.7%
Apparel	285,890	281,439	1.6%
Net sales	$5,391,891	$5,095,904	5.8%

	For the 26 Weeks Ended
	July 29	July 31
	2016	2015	% Change
Consumables	$8,155,647	$7,621,613	7.0%
Seasonal	1,297,803	1,228,818	5.6%
Home products	638,446	607,329	5.1%
Apparel	565,427	556,816	1.5%
Net sales	$10,657,323	$10,014,576	6.4%

Store Activity

		For the 26 Weeks Ended
		July 29	July 31
		2016	2015

Beginning store count		12,483	11,789
New store openings		510	428
Store closings		(26)	(19)
Net new stores		484	409
Ending store count		12,967	12,198
Total selling square footage (000's)		96,125	90,305
Growth rate (square footage)		6.4%	6.0%

CONTACTS
Dollar General Corporation
Investor Contacts:
Mary Winn Pilkington, 615-855-5536
or
Matt Hancock, 615-855-4811
or
Media Contacts:
Dan MacDonald, 615-855-5209
or
Crystal Ghassemi, 615-855-5210